Exhibit
Number            Exhibit Description

EX-21.1 Financial Statements of Mecca Apartments II, for the years ended December 31, 1999 and 1998 together with Independent Auditors Report thereon; a significant subsidiary of the Partnership.

                               Mecca Apartments II

                                Table of Contents

                                                          Page


Independent Auditors' Report                               46

Financial Statements

 Balance Sheet                                             47
 Statement of Revenues and Expenses                        49
 Statement of Changes in Partners Deficit                  50
 Statement of Cash Flows                                   51
 Notes to Financial Statements                             53

                               Mecca Apartments II
                       (A California Limited Partnership)





                              Financial Statements
                 For The Years Ended December 31, 1999 and 1998

                                                                February 7, 2000

To the Partners of
Mecca Apartments II

                          Independent Auditor's Report

         We have audited the accompanying balance sheets of Mecca Apartments II, as of December 31, 1999, and 1998, and the related statements of income and changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the project's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards, Government Auditing Standards issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mecca Apartments II, as of December 31, 1999, and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         Our audit was conducted for the purposes of forming an opinion on the basic financial statements taken as a whole. The supporting information included in the report are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


                                            ROBERT G. CLAPHAM
                                            ACCOUNTANCY CORPORATION

                                            By /s/Robert G. Clapham
                                            President

                               Mecca Apartments II

                                 BALANCE SHEETS

                          At December 31, 1999 and 1998



                Assets                                          1999                              1998
                ------                              ---------------------------      ---------------------------
Cash    - on hand                                 $        100                     $        100
        - revenue accounts                             159,497          159,597         107,107         107,207
                                                    -----------                      -----------

Accounts receivable
        - tenants                                                           520                             723

Prepaid expenses and deposits                             3,160                            3,378

Deposits for taxes and insurance                         10,059                           20,435

Tenants' security deposits                                               22,453                          20,318
                                                                    ------------                     -----------

          Total current assets                                          195,789                         152,061


Replacement reserve                                                      65,119                          49,562

Operating reserve                                                        77,522                          68,142


Land                                                    259,698                          259,698
Buildings and improvements                            3,961,851                        3,961,851
Furniture and equipment                                 139,749                          139,749
                                                    ------------                     ------------
                                                      4,361,298                        4,361,298
Less accumulated depreciation                           552,809       3,808,489          436,134      3,925,164
                                                    ------------                     ------------

Deferred organization and financing
 costs, less accumulated amortization                                   191,284                         225,616
                                                                    ------------                    ------------

                                                                   $  4,338,203                    $  4,420,545
                                                                    ============                    ============


                  The accompanying notes are an integral part
                           of the financial statements
                                       47

                               Mecca Apartments II

                          At December 31, 1999 and 1998

                   Liabilities                                    1999                            1998
                   -----------                       ------------------------------    --------------------------
Accounts payable,  trade                              $      14,138                    $     5,622
Accrued interest                                              5,379                          5,426
Tenants' security deposits                                   22,680                         21,522
Prepaid rent                                                                 2,261                           634
Portion of notes payable
 due within one year                                                         6,694                         6,106
                                                                        -----------                   -----------
                 Total current liabilities                                  51,152                        39,310

Deferred laundry income                                       1,500                          3,420

Notes payable, secured by real property                   2,512,423                      2,518,529
Less current portion due within one year                      6,694      2,505,729           6,106     2,512,423
                                                        -----------                    ------------

Deferred interest                                           307,813                        235,876

Partners' capital                                         1,472,009                      1,629,516
                                                        -----------                    ------------

                                                                      $  4,338,203                  $  4,420,545
                                                                        ===========                   ===========


                   The accompanying notes are an integral part
                           of the financial statements
                                       48

                               Mecca Apartments II

                               STATEMENT OF INCOME

                 For the Years ended December 31, 1999 and 1998



                                                                1999                         1998
                                                     -------------------------      ---------------------
        Tenants' rent, gross potential                $263,784                       263,784
        Less vacancy loss                2,677         261,107       12,181          251,603
                                        -------                  -----------
        Laundry concession                              10,206                         8,933
        Interest income                                  8,924                         6,725
        Other income                                     4,244       23,374            4,187       19,845
                                                     ----------  -----------       ----------  -----------
                                                                    284,481                       271,448
                                                                 -----------                   -----------
        Administrative
         Salaries                                       21,540                         18,793
         Office expenses                                 3,475                          1,769
         Management fee                                    454                         24,780
         Telephone                                         494                            600
         Legal                                             325                          1,625
         Auditing                                        5,800                          5,750
         Bad debts                                         650                            836
         Other                                           2,995      35,733              2,523     56,676
                                                     ----------                    -----------
        Utilities
         Electricity                                     5,908                          5,596
         Water and sewer                                11,454                         10,912
         Gas                                             1,853      19,215              1,962     18,470
                                                     ----------                    -----------
        Operating and Maintenance
         Exterminating                                   1,091                          1,031
         Rubbish                                        10,108                          9,999
         Grounds                                        13,387                         12,062
         Materials and supplies                          3,097                          5,430
         Repairs contract and payroll                   38,785                         11,931
         Painting and decorating                         3,693      70,161              2,943     43,396
                                                     ----------                    -----------
        Depreciation                                               116,675                       116,675
        Taxes and Insurance
         Real property taxes                            13,731                         13,659
         Other taxes                                     4,070                          3,434
         Insurance                                      11,320      29,121             11,063     28,156
                                                     ----------                    -----------
        Interest                                                   136,751                       137,293
        Amortization                                                34,332                        34,332
                                                                 ----------                    ----------
                                                                   441,988                       434,998
                                                                 ----------                    ----------
        Net income (loss) for the year                         $  (157,507)                  $  (163,550)
                                                                 ==========                    ==========

                   The accompanying notes are an integral part
                           of the financial statements
                                       49

                               Mecca Apartments II

                         STATEMENT OF CHANGES IN CAPITAL

                 For the Years ended December 31, 1999 and 1998




      Capital, December 31, 1997                          $  1,793,066

      Net loss for the year ended
               December 31, 1998                              (163,550)
                                                             ---------

      Capital, December 31, 1998                             1,629,516

      Net loss for the year ended
               December 31, 1999                              (157,507)
                                                             ---------

      Capital, December 31, 1999                          $  1,472,009
                                                             =========




                   The accompanying notes are an integral part
                           of the financial statements
                                       50

                               Mecca Apartments II

                             STATEMENT OF CASH FLOWS

               For the Years ended December 31, 1999 and 1998

                                                             1999                          1998
                                                -----------------------------       ----------------------
Cash Flows provided by (Used for)
Operating Activities
 Cash collected from tenants
  and concessionaires                              $   272,891                   $   263,466
 Cash paid to suppliers and employees                 (141,762)                     (144,865)
 Interest paid - mortgage                              (64,861)                      (65,399)
 Interest collected                                      8,924                         6,725
 Withdrawals from (deposits
  to) restricted cash, net                               8,241                        13,801
                                                      ---------                     ---------
 Net cash flows provided by (used
  for) operating activities                                           83,433                        73,728
Cash Flows Provided by (Used for)
Financing Activities
Payments on loans                                       (6,106)                       (5,568)
                                                      ---------                     ---------

       Net cash flows provided by (used
        for) financing activities                                     (6,106)                       (5,568)
Cash Flows Provided by (Used for)
Investing Activities
 Deposits to restricted cash                           (24,937)                      (24,420)
                                                      ---------                     ---------
       Net cash flows provided by (used
        for) investing activities                                    (24,937)                      (24,420)
                                                                    ---------                     ---------
Increase (decrease) in cash                             52,390                        43,740
Unrestricted cash, beginning of year                                 107,207                        63,467
                                                                    ---------                     ---------
Unrestricted cash, end of year                                   $   159,597                    $  107,207
                                                                    =========                     =========


                  The accompanying notes are an integral part
                           of the financial statements
                                       51

                               Mecca Apartments II

                 For the Years ended December 31, 1999 and 1998


                                                                1999                         1998
                                                      ------------------------     ------------------------
Reconciliation of Net Income with Cash
Provided by (Used for) Operating Activities

  Net income (loss) for the year                      $ (157,507)                 $ (163,550)
  Add depreciation and amortization                      151,007                     151,007
  Deferred interest                                       71,937                      71,937
  Deferred income                                         (1,920)      63,517         (1,920)       57,474
                                                        ---------                   ---------


  (Increase) decrease in assets:
    Accounts receivable                                      203                       1,926
    Prepaid expenses and deposits                            218                      (1,743)
    Restricted cash                                        8,241                      13,801


  Increase (decrease) in liabilities:
   Accounts payable and
    accrued liabilities                                    8,469                        (387)
   Other liabilities                                       2,785       19,916          2,657        16,254
                                                        ---------     --------      ---------      --------

Cash flows provided by (used for)
 operating activities                                               $  83,433                    $  73,728
                                                                      ========                     ========


                  The accompanying notes are an integral part
                           of the financial statements
                                       52

                               Mecca Apartments II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

Note 1.  Organization

The partnership was organized to develop and operate low-income housing in the City of Mecca, California. The property included in the financial statements consists of sixty units of rental housing. The partnership has entered into an agreement with the State of California Tax Credit Allowance Committee; under the terms of which the partnership will be allocated federal low-income housing credits which will be passed through to the partners for the ten year period following initial occupancy of the housing. The credits are to be 8.72% of the eligible basis up to a maximum credit of $387,873 per year. Agreements with the Tax Credit Allocation Committee and the lender place substantial restrictions on the use and operation of the housing, including restrictions on rents, expenditures and withdrawals and requirements that various restricted cash deposits be maintained.

Note 2.  Accounting Principles

The partnership uses the accrual basis, in that income is recorded as earned and expenses as they are incurred.

Income from rents is recorded at the gross potential amount, with losses due to vacancy of bad debts shown as reductions of income and free or reduced-rate occupancy by on-site employees is shown as an expense. Losses from bad debts are recorded at the time a tenant vacates a unit owing more than the amount of the security deposit.

Expenses incurred that expire over a period of time are pro-rated over the time period.

Property and equipment is recorded at cost; depreciation is provided using the straight-line method over estimated lives of 40 years for the building and 5 to 7 years for furnishings.

Repairs and routine replacement of assets will be recorded as a current expense. Major renovations or replacements of a significant part of a group of assets are recorded as additions to property and disposal of the assets being replaced.

Estimates are used to determine amounts in financial statements. Actual results may vary from those estimates.

Expenses being incurred during the construction period related to the organization or to financing have been deferred. These costs will be amortized over a thirty-year period on the straight-line method for $219,053 of financing costs, and a five-year period for $135,099 of organization costs.

                               Mecca Apartments II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

Note 3.  Accounts Receivable

The details of accounts receivable are presented in the supplementary data following the financial statements.

Note 4.  Prepaid Expenses and Deposits

   At  December  31,  1999,  prepaid  expenses  consisted  of  the  following:
     Insurance $3,160

Note 5.  Replacement Reserve Deposits

The partnership is required to make deposits of $1,193 per month to a savings account at Southern California Bank to accumulate funds for the replacement of assets, and $554 to another account as an operating reserve. A schedule of the activity in these reserve accounts is included in the supplementary data.

Note 6.  Notes Payable

The notes payable consist of a loan with an original balance of $715,000 payable in monthly installments of $5,914, including interest at 9.25% per annum, due January 1, 2026, a loan with a balance of $500,000 from the County of Riverside Home Funds, payable together with accumulated simple interest of 6.5% per annum, over a fifteen-year period beginning May, 2010, in monthly payments of $8,469 including interest at 6.5% per annum, and a loan with a balance of $1,314,577 from the Rental Housing construction program of the State of California Department of Housing and Community Development, bearing simple interest at 3% per annum, on which payments of interest and principal will be deferred, unless the operation of the property generates surplus cash in excess of allowable distributions. The amounts of principal due in each of the five years after December 31, 1999, except for payments that might be required from surplus cash, and the amount due after five years are as follows:

     2000                                                    $6,694
     2001                                                     7,341
     2002                                                     8,050
     2003                                                     8,827
     2004                                                     9,679
     Total thereafter                                     2,471,832

Note 7.  Property Taxes

The managing general partner is Indio Housing Development Corporation, an organization exempt from income taxes under the provisions of Internal Revenue Code Section 501(c)(3). As a provider of rental housing to qualifying low income families, the partnership qualifies for a welfare exemption from a portion of the property taxes assessed by the County of Riverside.

                               Mecca Apartments II

                            SUPPLEMENTARY INFORMATION

                                December 31, 1999

  Unrestricted Cash

   Unrestricted cash consisted of the following accounts:

   Petty cash                                                 $     100
   Southern California Bank  Operating account                   10,349
   Southern California Bank  Operating deposit account            2,194
   Southern California Bank  Excess over operating
    reserve requirements                                        146,954
                                                               ---------
                                                              $ 159,597
                                                               =========
  Delinquent Tenants' Accounts Receivable

     Accounts receivable from tenants consisted of $520 of December rent from twelve tenants.

  Tenants' Security Deposits

     The tenants' security deposits are funded in separate Accounts at Southern California Bank. The amount on deposit was $227 less than the liability. The shortage was corrected in January, 2000.

  Accounts Payable

   The details of the accounts payable, trade, are as follows:

            Payee                        Purpose                    Amount
            -----                        -------                    ------
   WNC Property Management         Payroll reimbursement          $  1,663
   WNC Property Management         Management fee                    1,142
   Imperial Irrigation District    Utilities                           425
   Sam's Fence Co.                 Repairs                          10,492
   Other                                                               416
                                                                   --------
                                                                  $ 14,138
                                                                   ========

                               Mecca Apartments II

                       SCHEDULE OF CHANGES IN FIXED ASSETS

                      For the Year ended December 31, 1999


                                                                     Furnishings
                                                     Buildings and       and
                    Cost                Land         Improvements     Equipment
 Balance, December 31, 1997,
  1998, and 1999                    $  259,698      $ 3,961,851    $  139,749
                                      =========      ===========     =========

          Accumulated
          Depreciation

 Balance, December 31, 1997                         $  265,822     $   53,637

 Provision, 1998                                        99,046         17,629
                                                      ---------      ---------

 Balance, December 31, 1998                            364,868         71,266

 Provision, 1999                                        99,046         17,629
                                                      ---------      ---------

 Balance, December 31, 1999                         $  463,914     $   88,895
                                                      =========      =========